                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               Syntellect Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

[LOGO OF SYNTELLECT APPEARS HERE]
                    1000 Holcomb Woods Parkway, Suite 410A
                            Roswell, Georgia 30076

                     -------------------------------------
                          NOTICE AND PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 20, 1999
                     -------------------------------------

To the Stockholders:

  The 1999 Annual Meeting of Stockholders (the "Annual Meeting") of Syntellect Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 20, 1999, at 9:30 a.m., Atlanta, Georgia time, at the Crowne Plaza Ravinia, 4355 Ashford-Dunwoody Road, Atlanta, Georgia 30346, for the following purposes:

  1. To elect two directors to the Board of Directors to serve for a three-year term; and

  2. To transact such other business as may properly come before the Annual Meeting.

  Each outstanding share of the Company's common stock entitles the holder of record at the close of business on March 22, 1999 to vote at the Annual Meeting or any adjournment thereof. Shares can be voted at the Annual Meeting only if the holder is present or represented by proxy. A copy of the Company's 1998 Annual Report to Stockholders, which includes certified financial statements, is enclosed. Management cordially invites you to attend the Annual Meeting.

                                          By Order of the Board of Directors
                                          /s/ Peter W. Pamplin
                                          Peter W. Pamplin
                                          Secretary

Atlanta, Georgia
April 14, 1999

                                   IMPORTANT

  STOCKHOLDERS ARE EARNESTLY REQUESTED TO SIGN, DATE, AND MAIL THE ENCLOSED PROXY. A POSTAGE-PAID ENVELOPE IS PROVIDED FOR MAILING IN THE UNITED STATES.

                    1000 Holcomb Woods Parkway, Suite 410A
                            Roswell, Georgia 30076

                           -------------------------
                                PROXY STATEMENT

                           -------------------------

  This Proxy Statement is furnished to the stockholders of Syntellect Inc., a Delaware corporation ("Syntellect" or the "Company"), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use in voting at the Annual Meeting of Stockholders to be held on Thursday, May 20, 1999, at 9:30 a.m., Atlanta, Georgia time, at the Crowne Plaza Ravinia, 4355 Ashford-Dunwoody Road, Atlanta, Georgia 30346 (the "Annual Meeting"), and at any adjournment or adjournments thereof. The proxy materials were mailed on or about April 14, 1999, to stockholders of record at the close of business on March 22, 1999 (the "Record Date"). The Company had 13,441,763 shares of common stock outstanding, par value $.01 per share ("Common Stock"), as of the close of business on the Record Date. Only stockholders of record on the Record Date will be entitled to vote at the Annual meeting. The holders of a majority of the voting power of the issued and outstanding Common Stock entitled to vote, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting.

  Each stockholder is entitled to one vote per share for the election of directors as well as on all other matters that may be properly considered at the Annual meeting. If the accompanying proxy is signed and returned, the shares represented thereby will be voted in accordance with any directions on the proxy. A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by: (i) attending the Annual Meeting and voting in person; (ii) duly executing and delivering a proxy bearing a later date; or (iii) sending written notice of revocation to the Secretary of the Company at its principal executive offices located at 1000 Holcomb Woods Parkway, Suite 410A, Roswell, Georgia 30076.

  Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting and will determine whether or not a quorum is present. The affirmative vote of a plurality of the shares present in person or by proxy and entitled to vote is required to elect directors. With respect to other matters submitted at the Annual Meeting, the approval of any such matter would require a greater number of votes cast favoring the matter than the number of votes cast opposing such matter. Shares held by nominees for beneficial owners will be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented, even if the nominee may not exercise discretionary voting power with respect to other matters and voting instructions have not been received from the beneficial owner (a "broker non-vote"). Abstentions with respect to a proposal are counted for purposes of establishing a quorum. Abstentions will not be counted as votes for or against the election of directors, but will have the effect of a vote against any other matter. Broker non-votes will not be counted as votes for or against any matter submitted to a vote of shareholders.

  The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of the outstanding Common Stock of the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, or facsimile. The Company has retained Corporate Investor Communications, Inc., at an estimated cost of $3,000, plus reimbursement of expenses, to assist in soliciting proxies from brokers, nominees, institutions and individuals. Arrangements will also be made with custodians, nominees, and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection herewith.

  As of the date of this Proxy Statement, the Company knows of no matter to be brought before the meeting other than those referred to in the accompanying notice of annual meeting. If, however, any other matters properly come before the meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the persons voting such proxies.

                                  PROPOSAL 1
                             ELECTION OF DIRECTORS

  The Board of Directors of the Company consists of six positions and is divided into three classes. Each director is elected for three years and the terms are staggered so that only one class is elected by the stockholders annually. The present terms of Messrs. J. Lawrence Bradner and William P. Conlin will expire at the Annual Meeting. On February 16, 1999, Jack R. Kelly, Jr. resigned from the Board of Directors to pursue other interests. Anthony V. Carollo, Jr. was appointed to the Board in August of 1998 and Michael D. Kaufman was appointed to the Board in November of 1998. The Board has determined to maintain its current level of five members, with one Board seat to remain vacant. The Board of Directors reserves the right to evaluate candidates to fill these vacancies. Stockholders will not be entitled to nominate or cast votes at the Annual Meeting for a director to fill the remaining vacancy. Messrs. Bradner and Conlin have been nominated for re-election as directors of the Company and, unless otherwise noted thereon, the shares represented by the enclosed proxy will be voted for the election of Messrs. Bradner and Conlin as directors of the Company. If either Mr. Bradner or Mr. Conlin becomes unavailable for any reason, or if a vacancy should occur before election (which events are not anticipated), the shares represented by the enclosed proxy may be voted for such other person or persons as may be determined by the holders of such proxy. The nominees receiving the highest number of votes cast at the Annual Meeting will be elected and will serve as director for three years or until his successor is duly elected and qualified.

Information Concerning Directors and Nominees

  Information concerning the names, ages, terms, positions with the Company, and business experience of the Company's current directors is set forth below:

                                                                        Term
                Name                Age           Position             Expires
                ----                ---           --------             -------
 J. Lawrence Bradner..............   48 Chairman of the Board, Chief    1999
                                        Executive Officer, President
                                        and Chief Operating Officer
 Michael R. Bruce (2).............   51 Director                        2001
 Anthony V. Carollo, Jr.(1).......   57 Director                        2000
 William P. Conlin (2)............   65 Director                        1999
 Michael D. Kaufman(1)............   58 Director                        2000

--------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

  J. Lawrence Bradner became Chairman and Chief Executive Officer of the Company upon completion of the merger with Pinnacle Investment Associates Inc. ("Pinnacle") on March 14, 1996. He served as Chairman and Chief Executive Officer of Pinnacle and its wholly owned subsidiary, Telecorp Systems, Inc. since their formation in 1991. On March 31, 1998, Mr. Bradner also assumed the positions of President and Chief Operating Officer. From 1977 to 1990, Mr. Bradner was employed by Scientific-Atlanta, Inc. ("Scientific-Atlanta"), a leading provider of satellite and other telecommunications products based in Atlanta, Georgia. Mr. Bradner served as President of the Broadband Communications Business Division of Scientific-Atlanta and as Corporate Vice President from 1987 to 1990. Mr. Bradner holds a Bachelor's Degree, with honors, in Industrial and Systems Engineering from the Georgia Institute of Technology and a Master of Business Administration degree from Harvard Business School.

  Michael R. Bruce has served as director of the Company since December 1997. Mr. Bruce serves as Managing Director and Chief Investment Officer of American Asset Management in New York. Prior to joining American Asset Management in 1993, Mr. Bruce assisted in the formation of Johnston Bruce Asset Management where he served as Managing Director and Portfolio Manager for four years. He was also a general partner of Adler & Shaykin, an investment banking firm, from 1983 to 1989. Mr. Bruce holds a Bachelor's Degree from

Hamilton College. In addition, he earned a CFA designation in 1976 and is a member of the New York Society of Security Analysts and the Financial Analysts Federation.

  Anthony V. Carollo, Jr. has served as director since August 1998. Mr. Carollo has been the President of Xantel Corporation since April 1998. Prior to that Mr. Carollo was the President and Chief Operating Officer, of Fujitsu Business Communication Systems and a former Vice President and General Manager ROLM Corporation. He has also held numerous financial positions, both at ROLM, Arcata Communications and Arthur Andersen & Company. Mr. Carollo currently serves as a director of Marshall & Lisley Trust Company and Spectralink Corporation. Mr. Carollo holds a Bachelor's of Science from the University of Santa Clara and a Master of Business Administration degree from UCLA.

  William P. Conlin has served as a director of the Company since February 1995. Mr. Conlin serves as a private consultant to several high-tech companies in the Southern California area, including Odetics, Inc., Airborne Systems, Inc., and Facilities Management, Inc. Mr. Conlin served as President and Chief Executive Officer of CalComp, Inc., an Anaheim, California computer graphics and distribution company, from 1983 to 1993. From 1960 to 1983, Mr. Conlin served in a variety of management positions at Burroughs Corp. (now Unisys). Mr. Conlin currently serves as director and is on the Compensation Committee for SDRC, a leading supplier of mechanical design automation software. Mr. Conlin is on the advisory boards of the Graduate School of Management and the School of Engineering at the University of California, Irvine.

  Michael D. Kaufman has served as a director of the Company since November 1998. Mr. Kaufman has served as a managing general partner of MK Global Ventures in California since 1987. Prior to that Mr. Kaufman was a general partner of Oak Investment Partners where he was involved in the formation of numerous technology companies. He is currently a director of and serves on the Compensation Committee of Davox Corporation. He also serves on the Board of Asante Technologies, Inc., Disc Inc., Human Pheromone Sciences, Inc., and HyperMedia Communications, Inc. Mr. Kaufman holds a Bachelor's of Science degree in mechanical engineering and a Master of Science degree in industrial management and finance from the Polytechnic University New York.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth the number and percentage of outstanding shares of Common Stock beneficially owned by (a) each director of the Company,
(b) the Chief Executive Officer and each of the four other most highly compensated officers of the Company (collectively, the "Named Executive Officers"), (c) each person known by the Company to beneficially own more than 5% of such stock; and (d) all directors and Named Executive Officers of the Company as a group.

                                                               Shares
                                                            Beneficially Percent
           Name and Address of Beneficial Owner              Owned (1)    Owned
           ------------------------------------             ------------ -------
Michael D. Kaufman (2).....................................  1,260,000     9.4%
Noro-Moseley Partners II., L.P. (3)........................  1,225,000     9.1%
Cox Communications, Inc.(4)................................  1,150,000     8.6%
Dimensional Fund Advisors Inc. (5).........................    956,800     7.1%
J. Lawrence Bradner (6)....................................    894,554     6.5%
Steve G. Nussrallah (7)....................................    789,654     5.7%
T. Rowe Price Associates, Inc (8)..........................    700,000     5.2%
W. Scott Coleman (9).......................................    204,914     1.5%
Neal L. Miller (10)........................................     69,700       *
Michael R. Bruce(11).......................................     57,000       *
Anthony V. Carollo.........................................     20,000       *
William P. Conlin (12).....................................     15,040       *
Peter W. Pamplin (13)......................................      6,550       *
All Directors and Named Executive Officers
 as a group (9 persons) (14)...............................  3,317,412    23.1%

--------
* Represents less than 1% of the outstanding Common Stock.

 (1) This information regarding security ownership of the Common Stock is as of February 1, 1999 except for the security ownership information regarding Dimensional Fund Advisors Inc., which is derived from a
     Schedule 13G filed by Dimensional Fund Advisors Inc., with the Commission on February 11, 1999, and T. Rowe Price Associates, Inc., which is derived from a Schedule 13G file by T. Rowe Price Associates, Inc. with the Commission on February 12, 1999. The percent owned calculations are based on the number of shares of Common Stock outstanding on February 1, 1999, or within sixty days thereafter.
 (2) The total for Mr. Kaufman includes 1,070,000 shares held by MK GVD Fund. Mr. Kaufman is a general partner of MK GVD Management, the general partner of MK GVD Fund. Mr. Kaufman disclaims beneficial ownership of these shares; however, Mr. Kaufman shares the power to vote and control the disposition of such shares and, therefore, may be deemed to be a beneficial owner thereof. The total includes 10,000 shares held by Mr. Kaufman's spouse. Mr. Kaufman's address is c/o MK GVD Fund, 2471 E. Bayshore Road, Suite 520, Palo Alto, California 94303.
 (3) Noro-Moseley Partners II, L.P. is an Atlanta-based venture capital firm. The address of Noro-Moseley Partners II, L.P. is c/o Noro-Moseley Partners, 4200 Northside Parkway N.W., Building 9, Atlanta, Georgia 30327.
 (4) Cox Communications, Inc. is a diversified media and broadband communications company. The address of Cox Communications, Inc. is 1400 Lake Hearn Drive, Atlanta, Georgia 30319.
 (5) Dimensional Fund Advisors Inc. ("Dimensional") is a California-based registered investment advisor. Dimensional is deemed to have beneficial ownership of 956,800 shares of Common Stock, all of which are held in portfolios which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares of Common Stock. The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.
 (6) The total for Mr. Bradner includes 377,752 shares subject to unexercised options which were exercisable on February 1, 1999, or within 60 days thereafter.
 (7) The total for Mr. Nussrallah includes 282,852 shares subject to unexercised options which were exercisable on February 1, 1999, or within 60 days thereafter. Mr. Nussrallah's address is 605 Buttercup Trace, Alpahretta, GA 30202.
 (8) T. Rowe Price Associates, Inc. is a Maryland-based registered investment advisor. These shares of Common Stock are owned by various individuals and institutional investors, of which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims the beneficial ownership of such securities. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.
 (9) The total for Mr. Coleman includes 161,200 shares subject to unexercised options which were exercisable on February 1, 1999, or within 60 days thereafter.
(10) The total for Mr. Miller includes 58,900 shares subject to unexercised options which were exercisable on February 1, 1999, or within 60 days thereafter.
(11) The total for Mr. Bruce includes 3,000 shares subject to unexercised options which were exercisable on February 1, 1999, or within 60 days thereafter.
(12) The total for Mr. Conlin includes 15,040 shares subject to unexercised options which were exercisable on February 1, 1999, or within 60 days thereafter.
(13) The total for Mr. Pamplin includes 6,550 shares subject to unexercised options which were exercisable on February 1, 1999, or within 60 days thereafter.
(14) The total for all directors and Named Executive Officers as a group includes an aggregate of 905,294 shares subject to unexercised options which were exercisable on February 1, 1999, or within sixty days thereafter.

Board of Directors' Meetings, Compensation, and Committees

  During the fiscal year ended December 31, 1998, the Board of Directors of the Company met on six occasions. Each of the Company's directors attended 75% or more of the meetings of the Board of Directors and of the meetings held by committees of the Board of Directors on which he served.

  Directors who are not officers or employees of the Company are compensated $1,500 for attendance at regular Board of Directors meetings, $200 for participation in telephonic Board of Directors meetings, and $200 for attendance at, or participation by telephone in, meetings of Committees of the Board of Directors of which they are members. In addition, nonemployee directors also receive an annual retainer of $5,000 in return for their service with the Company. Nonemployee directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at each meeting of the Board of Directors. Pursuant to the Company's Nonemployee Director Stock Plan, nonemployee directors are eligible to receive (i) a one-time grant of options to purchase 10,000 shares of Common Stock on the third business day after the nonemployee director is first elected or appointed to the Board of Directors and (ii) an annual grant of options to purchase 2,000 shares of Common Stock on each June 1 thereafter. A nonemployee director must be a member of the Board of Directors on the relevant June 1 in order to receive the annual grant of options for that year.

  The Board of Directors maintains a standing Compensation Committee and a standing Audit Committee. The Compensation Committee, which met twice during 1998, reviews all aspects of compensation of executive officers of the Company and approves or makes recommendations on such matters to the full Board of Directors. The Audit Committee, which met once during 1998, is primarily concerned with the effectiveness of the audits of the Company by its internal audit staff and by the independent auditors. Its responsibilities include recommending the selection of independent auditors, reviewing the organization and scope of the Company's internal system of audit and controls, and evaluating the Company's financial reporting activities and the accounting standards and principles followed. The Company does not maintain a standing nominating committee or other committee performing similar functions.

Compliance With Section 16(a) of the Securities Exchange Act of 1934

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers, directors and persons who own more than 10% of the Company's Common Stock, to file reports of beneficial ownership and changes in such ownership with the Securities and Exchange Commission ("SEC"). Based solely upon a review of the copies of such forms furnished to the Company, or written representations from certain reporting persons that no Form 5 was required for such person, the Company believes that, during 1998, all officers, directors, and persons who own more than 10% of the Company's Common Stock complied with the applicable Section 16(a) filing requirements.

                            EXECUTIVE COMPENSATION

  The table below sets forth information concerning the annual and long-term compensation for services rendered in all capacities to the Company during the fiscal years ended December 31, 1998, 1997, and 1996, by the Named Executive Officers.

                          SUMMARY COMPENSATION TABLE

                                                                                Long Term
                                 Annual Compensation                           Compensation
                          -----------------------------------------            ------------
                                                                    Securities
                                                       Other Annual Underlying  All Other
Name and Principal             Salary       Bonus      Compensation  Options   Compensation
Position                  Year   ($)         ($)         ($) (1)     (#) (2)       ($)
------------------        ---- -------     -------     ------------ ---------- ------------
J. Lawrence Bradner (3)   1998 252,090      60,500(4)        0             0      9,655(5)
 Chairman of the Board,   1997 252,000           0           0        27,500      6,437(6)
 Chief Executive
  Officer,                1996 198,853      63,000(7)        0       115,000      3,707(8)
 President and Chief
 Operating Officer

W. Scott Coleman (9)      1998 185,000      37,000(4)        0       120,000      3,821(10)
 President, Call Center
  Software                1997 178,192           0           0        25,000      3,714(11)
 and Services             1996 152,394     101,719(12)       0        20,000        388(13)

Neal L. Miller (14)       1998 170,000      72,500(15)       0       100,000      3,766(16)
 President, Syntellect
  Interactive             1997 145,000           0           0        10,000      3,237(17)
 Services                 1996 129,859      18,750(7)        0             0        343(18)

Steve G. Nussrallah (19)  1998 234,750(20)       0           0             0          0
 Former President and     1997 210,000           0           0        25,000      4,756(21)
 Chief Operating Officer  1996 166,847      52,500(7)        0       105,000      5,798(22)

Peter W. Pamplin (23)     1998 113,301      14,000(4)        0         5,000        331(24)
 Vice President, Chief
  Financial               1997  55,417           0           0        12,500        165(25)
 Officer, Secretary and
  Treasurer               1996       0           0           0             0          0

--------
 (1) Other annual compensation for the periods presented was less than 10% of the respective executive officer's total annual salary and bonus.
 (2) The amounts shown in this column represent outstanding stock options granted pursuant to Syntellect's Long-Term Incentive Plan and Restated Stock Option Plan.
 (3) Mr. Bradner joined the Company and became its Chairman and Chief Executive Officer effective March 14, 1996. Under the terms of his employment agreement, Mr. Bradner's salary for the fiscal year ending December 31, 1996 was based upon an annualized salary of $240,000. See "Employment Agreements."
 (4) The 1998 bonus amounts shown for Messrs. Bradner, Coleman, and Pamplin represent bonuses earned in 1998 that were not paid until 1999.
 (5) The amount shown includes contributions made by the Company during 1998 on behalf of Mr. Bradner to the Syntellect 401(k) Plan of $3,150 and long-term disability and life insurance premiums paid on Mr. Bradner's behalf of $6,505.
 (6) The amount shown includes contributions made by the Company during 1997 on behalf of Mr. Bradner to the Syntellect 401(k) Plan of $2,886 and long-term disability and life insurance premiums paid on Mr. Bradner's behalf of $3,551.
 (7) The 1996 bonus amounts shown for Messrs. Bradner, Miller, and Nussrallah represent bonuses earned in 1996 that were not paid until 1997.
 (8) The amount shown includes contributions made by the Company during 1996 on behalf of Mr. Bradner to the Pinnacle 401(k) Plan of $2,852 and life insurance premiums paid on Mr. Bradner's behalf of $855.
 (9) Mr. Coleman joined the Company and became its Vice President of Product Development in February 1993. Mr. Coleman served in the Office of the Chief Executive Officer from October 1995 to March 1996, and served as Senior Vice President and General Manager, Call Center Systems, from March 1996 to April 1997, and was promoted to President, Call Center Systems, in May 1997.

(10) The amount shown includes contributions made by the Company during 1998 on behalf of Mr. Coleman to the Syntellect 401(k) Plan of $3,242 and long-term disability and life insurance premiums paid on Mr. Coleman's behalf of $579.
(11) The amount shown represents payments made by the Company during 1997 for life insurance premiums on Mr. Coleman's behalf.
(12) The 1996 bonus amount for Mr. Coleman includes a bonus of $26,719 for 1996 that was not paid until 1997.
(13) The amount shown represents payments made by the Company during 1996 for life insurance premiums on Mr. Coleman's behalf.
(14) Mr. Miller joined the Company and became its Vice President, Chief Financial Officer, Secretary and Treasurer in December 1995. As of March 31, 1998, Mr. Miller assumed the additional role of President of Syntellect Interactive Services, Inc.
(15) The amount shown for Mr. Miller's bonus includes a bonus for $42,500 which was earned in 1998 and not paid until 1999.
(16) The amount shown includes contributions made by the Company during 1998 on behalf of Mr. Miller to the Syntellect 401(k) Plan of $3,305 and long-term disability and life insurance premiums paid on Mr. Miller's behalf of $461.
(17) The amount shown includes contributions made by the Company during 1997 on behalf of Mr. Miller to the Syntellect 401(k) Plan of $2,776 and long-term disability and life insurance premiums paid on Mr. Miller's behalf of $461.
(18) The amount shown represents payments made by the Company during 1996 for life insurance premiums on Mr. Miller's behalf.
(19) Mr. Nussrallah joined the Company and became its President and Chief Operating Officer effective March 14, 1996. Under the terms of his employment agreement, Mr. Nussrallah's salary for the fiscal year ending December 31, 1996 was based upon an annualized salary of $200,000. Effective March 31, 1998, Mr. Nussrallah resigned as an officer of the Company. See "Employment Agreements."
(20) Mr. Nussrallah's compensation in 1998 included $86,000 in regular earnings and $148,750 in severance pay.
(21) The amount shown includes contributions made by the Company during 1997 on behalf of Mr. Nussrallah to the Syntellect 401 (k) Plan of $2,020 and long-term disability and life insurance premiums paid on Mr. Nussrallah's behalf of $2,736.
(22) The amount shown includes contributions made by the Company during 1996 on behalf of Mr. Nussrallah to the Pinnacle 401(k) Plan of $3,680 and life insurance premiums paid on Mr. Nussrallah's behalf of $2,118.
(23) Mr. Pamplin joined the Company and became its Vice President and Controller on June 2, 1997. Mr. Pamplin was promoted to Vice President, Chief Financial Officer, Secretary and Treasurer on August 13, 1998.
(24) The amount shown includes contributions made by the Company during 1998 on behalf of Mr. Pamplin for long-term disability and life insurance premiums paid on Mr. Pamplin's behalf of $331.
(25) The amount shown includes contributions made by the Company during 1997 on behalf of Mr. Pamplin for long-term disability and life insurance premiums paid on Mr. Pamplin's behalf of $165.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information concerning the grants of stock options to the Named Executive Officers pursuant to the Company's Long-Term Incentive Plan during the fiscal year ended December 31, 1998. No SARs were granted during 1998.

                                        Individual Grants (1)
                         ----------------------------------------------------
                                                                              Potential Realizable
                                                                                Value at Assumed
                          Number of                                           Annual Rates of Stock
                         Securities   Percent of Total                         Price Appreciation
          Name           Underlying   Options Granted   Exercise               for Option Term (2)
          ----             Options    to Employees in   Price Per  Expiration ----------------------
                         Granted (#)    Fiscal Year    Share($/Sh)    Date      5%($)      10%($)
                         -----------  ---------------- ----------- ---------- ---------- -----------
J. Lawrence Bradner.....         0
W. Scott Coleman........   120,000(3)        17%          1.75      02/05/08     132,068    334,686
Neal L. Miller..........   100,000(4)        14%          1.75      02/05/08     110,057    278,905
Steve G. Nussrallah.....         0
Peter W. Pamplin........     5,000(5)         1%          1.75      02/05/08       5,503     13,945

--------
(1) All options were granted at the fair market value (the closing price of the Common Stock on The Nasdaq Stock Market, as reported in The Wall Street Journal) on the date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.
(2) Gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions, as well as the option holder's continued employment with the Company throughout the vesting period. The amounts reflected in this table will not necessarily be achieved.
(3) Mr. Coleman's options granted in 1998 are excercisable 24,000 on or after February 5, 1999 and 2,000 each month thereafter. In addition, a specified portion of the option will vest and be exercisable at a date earlier than described above upon the occurrence of certain "Vesting Events." The Vesting Events include (i) the achievement of certain closing prices for the shares of Common Stock, (ii) the achievement of certain levels of profitability for particular business units, (iii) the offering of certain core products, (iv) the achievement of certain customer levels, and (v) the achievement of three consecutive quarters of Company profits. In no event, will Mr. Coleman be allowed to purchase more than 120,000 shares.
(4) Mr. Miller's options granted in 1998 are exercisable 20,000 on or after February 5, 1999 and 1,666 each month thereafter. In addition, a specified portion of the option will vest and be exercisable at a date earlier than described above upon the occurrence of certain "Vesting Events." The Vesting Events include (i) the achievement of certain closing prices for the shares of Common Stock, (ii) the achievement of certain levels of profitability for particular business units, (iii) the achievement of certain levels Company profitability, (iv) the successful conversion of certain products, and (v) the achievement of three consecutive quarters of Company profits. In no event, will Mr. Miller be allowed to purchase more than 100,000 shares.
(5) Mr. Pamplin's options granted in 1998 are exercisable commencing one year from the date of grant, with 24% of the shares of Common Stock subject to the options vesting at that time and an additional 2% vesting monthly thereafter until the options are fully vested.

                         FISCAL YEAR END OPTION VALUES

  The following table sets forth information concerning the fiscal year end value of unexercised options held by the Named Executive Officers. No Named Executive Officer exercised options in 1998.

                              Number of Securities               Value of Unexercised
                             Underlying Unexercised              In-the-Money Options
                         Options at Fiscal Year End (#)       at Fiscal Year End ($) (1)
                         ----------------------------------   ------------------------------
          Name            Exercisable       Unexercisable     Exercisable     Unexercisable
          ----           ---------------   ----------------   -------------   --------------
J. Lawrence Bradner ....           369,202             56,150         461,049               0
W. Scott Coleman........           110,100            149,900               0          90,000
Neal L. Miller..........            21,800            113,200               0          75,000
Steve G. Nussrallah.....           282,852                  0         461,049               0
Peter W. Pamplin........             4,500             13,000               0           3,750

--------
(1) Options are considered to be "in-the-money" if the fair market value of the underlying securities exceeds the exercise price of the options on the specified date. The amounts shown in these columns represent the difference between the closing price of the Common Stock on December 31, 1998 ($2.50), and the exercise price of the options. In those instances where the exercise price of the options exceeds the fair market value, no value has been reported.

Board Compensation Committee Report on Executive Compensation

  The Company's executive compensation program was administered in 1998 by a three-member Compensation Committee of the Board of Directors (the "Committee"). The members of the Committee, who are not employees of the Company, have furnished the following report on executive compensation:

 Executive Compensation Policies

  Overview. The Company compensates its executives through a combination of short-term and long-term compensation programs. The principal components of executive compensation are base salary, an annual bonus program, or, in the case of marketing and sales personnel, sales commissions, and stock-based compensation incentives. The Committee believes that this balanced approach to compensation helps the Company attract and retain senior executives and rewards executives for their collective and individual contribution to the leadership and the short-term and long-term growth and profitability of the Company.

  Base Salary. The foundation of the Company's executive compensation package is base salary. Each executive receives a base salary which, when aggregated with their maximum bonus amount or potential sales commissions, is intended to be commensurate with his or her responsibilities and level of performance and competitive with similarly situated executives in the electronics industry. Among the elements that the Committee considers in setting an executive's base salary for the year are: (i) the executive's position relative to other executives in the Company, (ii) any promotions achieved or changes in responsibility, (iii) the achievement of performance objectives set by the Committee, and (iv) compensation information provided by independent surveys and outside consultants relating to the compensation of similarly situated executives in the electronics industry.

  Annual Bonus Program. The second aspect of the Company's executive compensation package is the annual bonus. Over the past several years, the Company has established an annual bonus program for its executive officers at the beginning of each fiscal year. Under this program, the Committee sets a target bonus amount for each executive, which is tied to achievement of certain financial performance objectives that relate directly to the Company's operating plan for the year. This program is also approved by the Board of Directors. The amount of the annual bonus varies with the position and the role of the executive within the Company. In addition, special bonuses may be awarded to an executive for any reason that the Board of Directors or the Committee deems appropriate.

  At the end of 1998, the Committee reviewed the performance of the Company's executives in relation to the bonus program. The Company did not achieve the financial performance targets established at the beginning of the year. However, certain discretionary bonuses were awarded based on factors other than performance. These bonuses will be paid in 1999.

  Stock-Based Compensation Incentives. The third aspect of the Company's executive compensation package is stock-based compensation incentives or stock options. The Committee believes that executives with an equity stake in the Company will have interests that are more closely aligned with the interests of the Company's stockholders and that this will encourage them to remain with the Company. Toward this end, the Committee grants options to Company executives from time to time. Historically, all options granted have had exercise prices set at the fair market value of the Company's Common Stock on the date of grant, as determined by the closing price of the Common Stock on The Nasdaq Stock Market.

  In selecting recipients and the number of options granted in 1998, the Committee looked to several criteria, including (i) options granted to executives at other technology companies, (ii) options granted to other executives within the Company, (iii) the individual executive's specific role and performance with the Company, and (iv) the Company's overall performance.

 Compensation Committee Interlocks and Insider Participation

  The Committee is comprised of outside directors, none of whom have any interlocking relationships with the Company.

 Compliance with Section 162(m) of the Internal Revenue Code

  Section 162(m) of the Internal Revenue Code, as amended, generally limits to $1 million the deduction that can be claimed by any publicly-held corporation for compensation paid to any "covered employee" in any taxable year beginning after December 31, 1993. The term "covered employee" for this purpose is defined generally as the Chief Executive Officer and the four highest-paid employees of the corporation.

  Performance-based compensation is outside the scope of the $1 million limitation and, hence, generally can be deducted by a publicly-held corporation without regard to amount; provided that, among other requirements, such compensation is approved by stockholders. The Committee currently does not anticipate that any executive will exceed the limit. It is the policy of the Company to comply with Section 162(m), and it will continue to do so to the extent such compliance is consistent with the best interests of the Company's stockholders. The Committee will continue to review the impact of this tax code section and make appropriate recommendations to stockholders in the future.

 Employment Agreements

  On November 1, 1998, the Company entered into an employment agreement with Mr. Bradner, whereby he would serve as the Chairman and Chief Executive Officer, of the Company. The employment agreement provides Mr. Bradner with an annual salary of $252,000 beginning on November 1, 1998 and ending on December 31, 1998. The employment agreement also provides that Mr. Bradner will receive an annual salary of $277,000 beginning on January 1, 1999 and ending December 31, 1999. In addition, Mr. Bradner will be entitled to receive a bonus as the Board of Directors shall determine in its sole and absolute discretion. In the event of termination without cause, Mr. Bradner would receive twelve (12) months salary plus health benefits.

  On August 24, 1998, the Company entered into an employment agreement with Mr. Miller, whereby he would serve as the President, Syntellect Interactive Services. The employment agreement provides Mr. Miller with an annual salary of $170,000 beginning on August 24, 1998 and ending on December 31, 1998. The employment agreement also provides that Mr. Miller will receive an annual salary of $180,000 beginning on January 1, 1999 and ending December 31, 1999. In addition, Mr. Miller will be entitled to receive a bonus as the Board of Directors shall determine in its sole and absolute discretion. In the event of termination without cause, Mr. Miller would receive six (6) months salary plus health benefits.

  On September 19, 1998, the Company entered into an employment agreement with Mr. Coleman, whereby he would serve as the President, Call Center Systems. The employment agreement provides Mr. Coleman with an annual salary of $185,000 beginning on September 19, 1998 and ending December 31, 1998. The employment agreement also provides that Mr. Coleman will receive an annual salary of $210,000 beginning on January 1, 1999 and ending on December 31, 1999. In addition, Mr. Coleman will be entitled to receive a bonus as the Board of Directors shall determine in its sole and absolute discretion. In the event of termination without cause, Mr. Coleman would receive six (6) months salary plus health benefits.

  On November 1, 1998, the Company entered into an employment agreement with Mr. Pamplin, whereby he would serve as the Chief Financial Officer. The employment agreement provides Mr. Pamplin with an annual salary of $120,000 beginning on November 1, 1998 and ending December 31, 1998. The employment agreement also provides that Mr. Pamplin will receive an annual salary of $130,000 beginning on January 1, 1999 and ending on December 31, 1999. In addition, Mr. Pamplin will be entitled to receive a bonus as the Board of Directors shall determine in its sole and absolute discretion. In the event of termination without cause, Mr. Pamplin would receive six (6) months salary plus health benefits.

  The Company has no employment agreements or change-in-control arrangements with any other executive officers.

  Effective March 31, 1998, Mr. Nussrallah resigned as an officer of the Company and decided not to stand for re-election as a director of the Company. The Company and Mr. Nussrallah entered into a Separation Agreement dated February 20, 1998 which provides for the continuation of Mr. Nussrallah's annual salary of $210,000 through March 31, 1999, the continuation of Mr. Nussrallah's medical insurance coverage through March 31, 1999, and the payment of any contractual bonus due to Mr. Nussrallah for 1997 and 1998 pursuant to his employment agreement (which did not result in any additional payment). In addition, the Separation Agreement provides that Mr. Nussrallah's option to purchase 282,852 shares of Common Stock at a purchase price of $0.87 per share shall be unaffected by his resignation as an officer of the Company.

  This report is made by Jack R. Kelly, Jr., William P. Conlin, and Michael R. Bruce, the members of the Company's Compensation Committee during fiscal 1998.

                                          COMPENSATION COMMITTEE

                                          Jack R. Kelly, Jr., Chairman
                                          William P. Conlin
                                          Michael R. Bruce

                         STOCK PRICE PERFORMANCE GRAPH

  The graph below compares the cumulative total return on the Company's Common Stock with The Nasdaq Stock Market index (U.S. companies) and an index consisting of Nasdaq Telecommunications Stocks (U.S. and foreign) for the period from December 31, 1993 to December 31, 1998. The comparison assumes that $100 was invested on December 31, 1993, in the Company's Common Stock and in each of the comparison indices, and assumes reinvestment of dividends.


                     12/31/93 12/30/94 12/29/95 12/31/96 12/31/97 12/31/98
                     -------- -------- -------- -------- -------- --------
Syntellect Inc.        $100     $186     $ 92     $112     $ 49     $ 68
NASDAQ Stock Market
 (U.S. Companies)      $100     $ 98     $138     $170     $209     $293
NASDAQ
 Telecommunications
 Stocks                $100     $116     $152     $156     $231     $377

                               RELATIONSHIP WITH
                            INDEPENDENT ACCOUNTANTS

  The principal independent public accounting firm utilized by the Company during the fiscal year ended December 31, 1998, was KPMG Peat Marwick LLP, independent certified public accountants (the "Auditors"). It is presently contemplated that the Auditors will be retained as the principal accounting firm to be utilized by the Company during the current fiscal year. A representative of the Auditors will attend the Annual Meeting for the purpose of responding to appropriate questions and will be afforded an opportunity to make a statement if the Auditors so desire.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals may be submitted for inclusion in the Company's 2000 proxy material after the 1999 Annual Meeting but no later than 5:00 p.m., Atlanta, Georgia time on December 17, 1999. Proposals must be in writing and sent via registered, certified, or express mail to: Secretary, Syntellect Inc., 1000 Holcomb Woods Parkway, Suite 410A, Roswell, Georgia 30076. Facsimile or other forms of electronic submissions will not be accepted.

  The Company's bylaws provide that a stockholder proposal with respect to the election of directors may be acted upon at an annual meeting of stockholders only if the stockholder gives notice to the Company of such proposal in conformity with the requirements of the bylaws (not later than 90 days prior to the annual meeting). The persons named as proxies will have discretionary voting authority (i) with respect to a stockholder proposal related to the election of directors if such proposal is not submitted in conformity with the requirements of the bylaws, and (ii) with respect to any other stockholder proposal submitted to the Company to be considered at such meeting after March 1, 2000.

                                 OTHER MATTERS

  The Board of Directors does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. As of the date of this Proxy Statement, the Company knows of no matters to be brought before the meeting other than those referred to in the accompanying notice of annual meeting. If, however, any other matters properly come before the meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the persons voting such proxies.

                                          SYNTELLECT INC.
                                          /s/ Peter W. Pamplin
                                          Peter W. Pamplin
                                          Secretary

April 14, 1999

          This Proxy Is Solicited On Behalf Of The Board of Directors

                                SYNTELLECT INC.

                      1999 ANNUAL MEETING OF STOCKHOLDERS

     The undersigned hereby appoints J. Lawrence Bradner and Peter W. Pamplin, or any one of them acting in the absence of the other with full powers of substitution, the true and lawful attorneys and proxies for the undersigned and to vote, as designated below, all shares of Common Stock of SYNTELLECT, INC., which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the "Meeting") to be held on Thursday, May 20, 1999, at 9:30 a.m., Atlanta, Georgia time at the Crowne Plaza Ravinia, 4355 Ashford-Dunwoody Rd., Atlanta, Georgia 30346 and at any and all adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, upon the matter described in the accompanying Notice and Proxy Statement for the Annual Meeting of Stockholders, receipt of which is hereby acknowledged and upon any other business that may properly come before the Meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTIONS ARE INDICATED, WILL BE VOTED FOR PROPOSAL ONE AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

                      (to be signed on the reverse side)

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                             FOLD AND DETACH HERE

                                                                  Illegible  [X]
                                                                  copy

1. RE-ELECTION OF DIRECTORS:  Nominees J. Lawrence Bradner and William P. Conlin

   VOTE FOR  WITHHOLD AUTHORITY    INSTRUCTION: To withhold authority to vote
   nominees     to vote for        for any individual nominee, write that
    listed    nominees listed      nominee's name in the space below:
     [_]            [_]
                                   -------------------------------------------


                                                ____
                                                    |
                                                    |


Signature(s)                     Signature(s)                  Date
             -------------------             -----------------      -----------
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give a title as such.
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